For further information, contact:    Gary L. Castagna
                                     Senior Vice President & CFO
                                     847.394.8730


  AMCOL INTERNATIONAL (NYSE:ACO) REPORTS 26% INCREASE IN DILUTED EARNINGS PER
        SHARE FROM CONTINUING OPERATIONS OVER PRIOR-YEAR SECOND QUARTER

ARLINGTON HEIGHTS, IL., JULY 20, 2007-AMCOL International Corporation (NYSE:ACO) today reported 2007 second-quarter income from continuing operations of $15.3 million or $0.49 per diluted share, compared with $11.9 million or $0.39 per diluted share in the same prior-year period. A $0.3 million loss from discontinued operations, or $0.01 per diluted share, was reported in the second quarter of 2007 for the sale of a desiccant business based in the U.K. Net income was $15.0 million, or $0.48 per diluted share in the second quarter of 2007.

Net sales from continuing operations rose 19.4 percent to $182.5 million for the quarter ended June 30, 2007, compared with $152.7 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $15.6 million and $4.1 million, respectively, of the second-quarter sales growth. Operating profit improved by 29.1 percent over the 2006 period to $19.1 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $3.5 million and $0.5 million, respectively.

"We saw solid earnings and sales growth overall in the second quarter," says Larry Washow, AMCOL president and chief executive officer. "The strength of our acquisitions began to show as they started delivering the value we expected in both the Environmental and Oilfield Services businesses."

"Additionally, our Environmental business did very well on its own, with organic business in that division continuing to expand. Oilfield Services demonstrated a rebound after a softer first quarter, with good sales and profit growth.


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

AMCOL Q2 2007 EARNINGS
Page 2 of 10

"One area in which we're focusing attention is Minerals, where gross profits were up but gross margins were down this quarter. We attribute that to a combination of product mix and cost issues that we're working on. However, AMCOL earnings were up more than sales and it was a good quarter for us."

For the six-month period ended June 30, 2007, income from continuing operations was $26.1 million, or $0.84 per diluted share, compared with $21.6 million, or $0.70 per diluted share in the prior-year period. Net income for the six-month period ended June 30, 2007, was $25.8 million, or $0.83 per diluted share compared with $21.6 million; or $0.70 per diluted share in the prior-year period.

Net sales from continuing operations for the six-month period ended June 30, 2007, rose 17.0 percent to $346.2 million, compared with $295.5 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $27.9 million and $8.6 million, respectively, of the sales growth. Operating profit improved by 25.9 percent over the 2006 period to $33.8 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $5.5 million and $1.1 million, respectively.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the Financial Overview.

                               FINANCIAL OVERVIEW

      Second Quarter Statement of Operations Highlights

      Net sales: The following table details the consolidated sales growth components over the 2006 second quarter:

                             Base                     Foreign
                           Business    Acquisitions   Exchange      Total
    Minerals                 (0.1)%        4.0%         1.1%         5.0%
    Environmental             4.5%         2.1%         1.5%         8.1%
    Oilfield Services         1.6%         4.1%         0.1%         5.8%
    Transportation            0.5%           -            -          0.5%
        Total                 6.5%        10.2%         2.7%        19.4%
        % of Growth          33.7%        52.6%        13.7%         100%

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

AMCOL Q2 2007 EARNINGS
Page 3 of 10

Minerals - Base business sales declined over the 2006 quarter entirely due to lower shipments to domestic metalcasting markets. Asia-Pacific metalcasting operations continued to grow. The specialty minerals and pet product lines realized higher base business sales. Acquisitions continued to meet expectations, while stronger European and Asian currencies led to the growth from foreign exchange.

Environmental - Base business sales grew primarily due to higher shipments of lining technology and building material products in the U.S and Europe. Contracting service revenues also contributed to the growth over the 2006 quarter. The Liquid Boot acquisition completed in January of this year posted sales in-line with expectations. Stronger European currencies accounted for foreign exchange growth.

Oilfield Services - Base business growth was led by higher well testing and pipeline service revenues primarily generated in Texas and the Gulf of Mexico. International business, principally in the North Sea and West Africa, was relatively unchanged compared with the prior-year quarter. The two businesses acquired in the second half of 2006, Unique Rentals and Nitrogen Specialties, have both met revenue expectations.

Gross profit: Sales growth, principally generated by the Environmental and Oilfield Services segments, boosted gross profit by 25.4 percent over the 2006 quarter. Gross margin for the quarter rose to 27.3 percent compared with 26.0 percent in the prior-year quarter.

The Minerals segment suffered a 90 basis point decline in gross margin compared with the 2006 quarter. Higher manufacturing costs in the U.S. and Asia-Pacific operations caused the gross margin decline.

The Environmental segment improved gross margin over the 2006 period due to favorable product mix and higher relative sales in the European markets. Additionally, the acquired business contributed higher gross margins.

The Oilfield Services segment benefited from higher relative profitability contributed by acquired businesses. Additionally, margins improved in the base business operations due to more favorable product/service mix.

General, selling and administrative expenses: The $5.8 million, or 23.3 percent, increase over the 2006 second quarter was primarily attributed to general, selling and administration, (GS&A) for acquired businesses. In aggregate, acquired businesses, including amortization of intangible assets, accounted for approximately $3.0 million of the increase in the 2007 second quarter.

Within the Minerals segment, acquired business expenses were approximately $0.6 million of the increase over the prior-year quarter. Base business GS&A grew in the Asia Pacific region due to marketing and start-up costs at the Tianjin, China and Queensland, Australia operations.

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

AMCOL Q2 2007 EARNINGS
Page 4 of 10

Acquired businesses accounted for approximately $1.0 million of the increase over the prior-year quarter within the Environmental segment. Base business GS&A increased primarily due to higher marketing and sales expenses at the European operations.

The Oilfield Services segment incurred approximately $1.4 million of GS&A from acquired businesses. Base business expenses increased due to higher personnel costs.

Corporate segment GS&A increased due to higher personnel and professional service expenses.

Operating profit: The 29.1 percent improvement in operating profit over the 2006 second quarter was in-line with sales and gross profit growth. Operating margin for the quarter was 10.5 percent compared with 9.7 percent in the prior-year period. The improvement was principally due to the higher gross margin reported in the current period.

Interest expense: Net interest expense increased by approximately $1.5 million over the prior-year quarter due to higher average debt levels and increased interest rates.

Income taxes: The effective tax rate was 24.7 percent for the second quarter of 2007 compared with 26.6 percent for the same period in 2006. The decline in the tax rate reflects updated estimates of taxable income distribution between domestic and overseas businesses.

Income from affiliates and joint ventures: These investments contributed approximately $0.08 and $0.04 per diluted share in the 2007 and 2006 reporting periods, respectively. Our investments in Ashapura Minechem Limited and Ashapura Volclay Limited, both based in India, have continued to increase their respective contributions to earnings. Ashapura Minechem has been growing principally due to its bauxite business, a large portion of which is exported to alumina refineries in China. Alumina is a key raw material used in the production of aluminum.

Share count: The weighted average number of common and common equivalent shares remained unchanged at 30.9 million for the quarter ended June 30, 2007 compared with the same period in 2006.

Key Financial Position points

Long-term debt increased to $168.2 million at June 30, 2007 compared with $112.4 million at December 31, 2006. The increase was primarily due to funding acquisitions, greater working capital levels and capital expenditures. Debt represented approximately 35 percent of total capitalization at June 30, 2007, compared with 28 percent at December 31, 2006. Cash and cash equivalents were $25.2 million at June 30, 2007 compared with $17.8 million at December 31, 2006.

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

AMCOL Q2 2007 EARNINGS
Page 5 of 10

Working capital increased to $201.2 million at June 30, 2007 from $173.3 million at December 31, 2006. The current ratio was 3.3-to-1 and 3.2-to-1 at June 30, 2007, and December 31, 2006, respectively.

Cash flow provided by operating activities was $25.6 million year-to-date as of June 30, 2007 compared with $5.7 million in the six-month period in 2006. In addition to the growth in net income, the 2007 period was aided by higher non-cash charges and lower relative growth in working capital.

Investing activities in the 2007 six-month period were primarily driven by three acquisitions which, in aggregate, accounted for $38.4 million. Capital expenditures amounted to $21.9 million year-to-date as of June 30, 2007, compared with $20.5 million for the same period in 2006.

Approximately $6.1 million was expended on share repurchases in 2007 year-to-date. A total of 250,000 shares were repurchased, which equates to approximately $24.34 per share. Dividends declared year-to-date through June 30, 2007, increased by 22% over the prior-year period to $8.4 million.

This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's second quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

Financial tables follow.

                         AMCOL INTERNATIONAL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                     (In thousands, except per share data)

                                      Six Months Ended         Three Months Ended
                                           June 30,                  June 30,
                                      2007         2006         2007         2006
Continuing Operations:
Net sales                          $ 346,182    $ 295,465    $ 182,454    $ 152,701
Cost of sales                        252,892      220,041      132,663      113,006
  Gross profit                        93,290       75,424       49,791       39,695
General, selling and
 administrative expenses              59,459       48,549       30,654       24,867
  Operating profit                    33,831       26,875       19,137       14,828
Other income (expense):
  Interest expense, net               (4,097)      (1,095)      (2,155)        (618)
  Other, net                            (170)         532           (3)         320
                                      (4,267)        (563)      (2,158)        (298)
  Income before income taxes and
   income from affiliates and
   joint ventures                     29,564       26,312       16,979       14,530
Income tax expense (benefit)           7,501        7,268        4,190        3,860
Income before income from
 affiliates and joint ventures        22,063       19,044       12,789       10,670

Income from affiliates and
 joint ventures                        4,032        2,586        2,466        1,249
Income from continuing
 operations                           26,095       21,630       15,255       11,919

(Loss) Income from discontinued
 operations                             (286)          --         (286)          --
                                        (286)          --         (286)          --

Net income                         $  25,809    $  21,630    $  14,969    $  11,919

Weighted average common shares
 outstanding                          30,154       29,880       30,155       29,971

Weighted average common and
 common equivalent shares
 outstanding                          30,951       31,011       30,879       30,937

Basic earnings per share:
  Continuing operations            $    0.87    $    0.72    $    0.51    $    0.40
  Discontinued operations              (0.01)          --        (0.01)          --
Basic earnings per share           $    0.86    $    0.72    $    0.50    $    0.40

Diluted earnings per share:
  Continuing operations            $    0.84    $    0.70    $    0.49    $    0.39
  Discontinued operations              (0.01)          --        (0.01)          --
Diluted earnings per share         $    0.83    $    0.70    $    0.48    $    0.39

Dividends declared per share       $    0.28    $    0.23    $    0.14    $    0.12

                         AMCOL INTERNATIONAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

ASSETS                                                 June 30,     December 31,
                                                         2007           2006
                                                      (unaudited)         *
Current assets:
  Cash and equivalents                               $     25,172   $     17,805
  Accounts receivable, net                                152,909        133,432
  Inventories                                              90,541         84,612
  Prepaid expenses                                         12,648         10,142
  Deferred income taxes                                     4,793          4,648
  Other                                                     2,006          1,045

    Total current assets                                  288,069        251,684

Investments in and advances to
 affiliates and joint ventures                             39,416         31,049

Property, plant, equipment, mineral
 rights and reserves:
  Land and mineral rights                                  17,170         17,428
  Depreciable assets                                      323,650        305,013

                                                          340,820        322,441
  Less: accumulated depreciation                          185,521        181,669

                                                          155,299        140,772
Other assets:
  Goodwill                                                 51,993         40,341
  Intangible assets, net                                   43,181         25,611
  Deferred income taxes                                     8,748          6,643
  Other assets                                             17,969         15,124

                                                          121,891         87,719
                                                     $    604,675   $    511,224

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                   $     40,514   $     26,107
  Accrued income taxes                                      1,896          4,844
  Accrued liabilities                                      44,496         47,432

    Total current liabilities                              86,906         78,383

Long-term debt                                            168,237        112,448

Minority interests in subsidiaries                            276            276
Pension liabilities                                        13,056         13,209
Other liabilities                                          21,486         12,090

                                                           34,818         25,575
Stockholders' equity:
  Common stock                                                320            320
  Additional paid in capital                               78,521         76,686
  Retained earnings                                       236,853        219,690
  Accumulated other comprehensive
   income                                                  21,365         16,658

                                                          337,059        313,354
Less:
  Treasury stock                                           22,345         18,536

                                                          314,714        294,818
                                                     $    604,675   $    511,224

    * Condensed from audited financial statements.

                         AMCOL INTERNATIONAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                                 (In thousands)

                                                            Six Months Ended
                                                                June 30,
                                                           2007          2006
Cash flow from operating activities:
Net income                                             $   25,809    $   21,630
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation, depletion, and amortization                13,805        10,089
  Changes in assets and liabilities,
   net of effects of acquisitions:
    Decrease (Increase) in current assets                 (22,625)      (22,563)
    Decrease (Increase) in noncurrent assets               (1,582)       (1,895)
    Increase (decrease) in current liabilities              7,289        (1,663)
    Increase (decrease) in noncurrent liabilities           7,783         1,024
    Other                                                  (4,893)         (917)
      Net cash provided by (used in)
       operating activities                                25,586         5,705

Cash flow from investing activities:
Acquisition of land, mineral rights,
 and depreciable assets                                   (21,906)      (20,525)
Acquisitions, net of cash                                 (38,393)       (1,270)
Investments in and advances to
 affiliates and joint ventures                             (4,191)         (877)
Investments in restricted cash                               (816)           --
Other                                                       2,425         1,096
      Net cash provided by (used in)
       investing activities                               (62,881)      (21,576)
Cash flow from financing activities:
  Net change in outstanding debt                           55,564        15,168
  Proceeds from sales of treasury stock                     1,283         2,380
  Purchases of treasury stock                              (6,115)       (3,290)
  Dividends                                                (8,393)       (6,893)
  Excess tax benefits from stock-based compensation           927         1,931
    Net cash provided by (used in)
     financing activities                                  43,266         9,296
Effect of foreign currency rate changes on ca               1,396         4,321
Net increase (decrease) in cash and
 cash equivalents                                           7,367        (2,254)
Cash and cash equivalents at beginning of period           17,805        15,997
Cash and cash equivalents at end of period             $   25,172    $   13,743

                         AMCOL INTERNATIONAL CORPORATION
                           SEGMENT RESULTS (unaudited)

Minerals                        Three Months Ended June 30,
                          2007              2006          2007 vs 2006
                                 (Dollars in Thousands)

Net sales            $85,713  100.0%   $78,118  100.0%    $7,595    9.7%
Cost of sales         69,381   80.9%    62,470   80.0%     6,911   11.1%
  Gross profit        16,332   19.1%    15,648   20.0%       684    4.4%
General, selling
 and administrative
 expenses              8,018    9.4%     6,948    8.9%     1,070   15.4%
  Operating profit     8,314    9.7%     8,700   11.1%      (386)  -4.4%


Environmental                   Three Months Ended June 30,
                          2007              2006           2007 vs 2006
                                   (Dollars in Thousands)

Net sales            $65,108  100.0%   $52,718  100.0%   $12,390   23.5%
Cost of sales         42,521   65.3%    34,752   65.9%     7,769   22.4%
  Gross profit        22,587   34.7%    17,966   34.1%     4,621   25.7%
General, selling
 and administrative
 expenses             12,652   19.4%    10,326   19.6%     2,326   22.5%
  Operating profit     9,935   15.3%     7,640   14.5%     2,295   30.0%


Oilfield Services                Three Months Ended June 30,
                          2007              2006          2007 vs 2006
                                   (Dollars in Thousands)

Net sales            $23,030  100.0%   $14,141  100.0%    $8,889   62.9%
Cost of sales         13,660   59.3%     9,572   67.7%     4,088   42.7%
  Gross profit         9,370   40.7%     4,569   32.3%     4,801  105.1%
General, selling
 and administrative
 expenses              4,446   19.3%     2,547   18.0%     1,899   74.6%
  Operating profit     4,924   21.4%     2,022   14.3%     2,902  143.5%


Transportation                  Three Months Ended June 30,
                           2007              2006          2007 vs 2006
                                   (Dollars in Thousands)

Net sales            $13,380  100.0%   $12,848  100.0%      $532    4.1%
Cost of sales         11,878   88.8%    11,336   88.2%       542    4.8%
  Gross profit         1,502   11.2%     1,512   11.8%       (10)  -0.7%
General, selling
 and administrative
 expenses                770    5.8%       780    6.1%       (10)  -1.3%
  Operating profit       732    5.4%       732    5.7%         -    0.0%


Corporate                          Three Months Ended June 30,
                              2007          2006        2007 vs 2006
                                    (Dollars in Thousands)

Intersegment shipping sales  $(4,777)     $(5,124)
Intersegment shipping costs   (4,777)      (5,124)
  Gross profit                     -            -
Corporate general, selling
 and administrative expenses   4,768        4,266      502        11.8%
Operating loss                 4,768        4,266      502        11.8%

                         AMCOL INTERNATIONAL CORPORATION
                           SEGMENT RESULTS (unaudited)

Minerals              Six Months Ended June 30,
                         2007               2006            2007 vs 2006
                                  (Dollars in Thousands)

Net sales         $171,526   100.0%    $158,189  100.0%   $13,337    8.4%
Cost of sales      138,395    80.7%     127,649   80.7%    10,746    8.4%
  Gross profit      33,131    19.3%      30,540   19.3%     2,591    8.5%
General, selling and
 administrative
 expenses           15,560     9.1%      13,952    8.8%     1,608   11.5%
  Operating profit  17,571    10.2%      16,588   10.5%       983    5.9%


Environmental         Six Months Ended June 30,
                         2007               2006           2007 vs 2006
                                   (Dollars in Thousands)

Net sales         $113,806   100.0%    $92,876  100.0%    $20,930   22.5
Cost of sales       73,684    64.7%     60,631   65.3%     13,053   21.5%
  Gross profit      40,122    35.3%     32,245   34.7%      7,877   24.4%
General, selling and
 administrative
 expenses           23,944    21.0%     19,819   21.3%      4,125   20.8%
  Operating profit  16,178    14.3%     12,426   13.4%      3,752   30.2%


Oilfield Services     Six Months Ended June 30,
                         2007                2006          2007 vs 2006
                                    (Dollars in Thousands)

Net sales          $44,994   100.0%    $29,113  100.0%   $15,881   54.5%
Cost of sales       27,737    61.6%     19,468   66.9%     8,269   42.5%
  Gross profit      17,257    38.4%      9,645   33.1%     7,612   78.9%
General, selling and
 administrative
 expenses            9,167    20.4%      4,678   16.1%     4,489   96.0%
  Operating profit   8,090    18.0%      4,967   17.0%     3,123   62.9%


Transportation        Six Months Ended June 30,
                         2007                2006          2007 vs 2006
                                   (Dollars in Thousands)

Net sales          $24,273   100.0%    $25,319  100.0%   $(1,046)  -4.1%
Cost of sales       21,493    88.5%     22,325   88.2%      (832)  -3.7%
  Gross profit       2,780    11.5%      2,994   11.8%      (214)  -7.1%
General, selling and
 administrative
 expenses            1,508     6.2%      1,579    6.2%       (71)  -4.5%
  Operating profit   1,272     5.3%      1,415    5.6%      (143) -10.1%


Corporate             Six Months Ended June 30,
                                2007          2006       2007 vs 2006
                                       (Dollars in Thousands)

Intersegment shipping sales  $(8,417)       $(10,032)
Intersegment shipping costs   (8,417)        (10,032)
  Gross profit                     -               -
Corporate general, selling
 and administrative
 expenses                      9,280           8,521       759   8.9%
Operating loss                 9,280           8,521       759   8.9%